Exhibit 10.36

Loan Agreement

				Date 2024.6.6
〒862-0954
3F, M Building, 2-2-20, Kuwamizu, Chuo-ku, Kumamoto City
Huhu Technology Co., Ltd
Details Loan note NO3196113 64178				Loan Amount ¥ 77,000,000 (JPY)
Initially Loan Date	Loan Date	Final due date	Rate (%)	Loaning Amount Reductions
2024.6.6	2024.6.6	2024.8.30	1.875

Principal (JPY)	Calculation Period	Days	Rate	Interest (JPY)
77,000,000	2024.6.6-2024.8.30	86 days	1.875%	JPY340,171

		Interest		JPY340,171
		Fee
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The Kumamoto Bank, Ltd.
Head Office Business Department

Loan Agreement

The Kumamoto Bank, Ltd.

Borrower: Huhu Technology Co., Ltd

Address: 〒862-0954, 3F, M Building,

2-2-20, Kuwamizu, Chuo-ku, Kumamoto City

Legal representative: Xiao Yujun

The Borrower will conduct an overdraft transaction with the Bank after approving the following clauses in addition to the provisions of the Bank Transaction Agreement concluded with or submitted to the Kumamoto Bank (hereinafter referred to as the “Bank”).

Loan Limit: JPY360,000,000 yen.

Interest rate: 1.875% per year.

Loan period: From the signing day to 2024/08/30

Article 1. Information of Account

Account No.:

Article 2. Transaction method

1.The funds to be borrowed must be submitted by affixing your name and seal on the bank-prescribed overdraft invoice.

2.Transactions pursuant to this agreement shall be limited to overdraft transactions, and shall not issue or accept checks or bills, or automatically pay utility charges, etc.

Article 3. Transaction Period

If the bank makes a request to the borrower at the end of the deadline not to extend the deadline, the following shall apply.

(1) The borrower shall return the entire amount of the outstanding principal and interest by the deadline.

(2) If there is no principal or interest due by the deadline, the second contract shall be automatically canceled on the day after the deadline.

Article 4. Prepayment

1. In addition to the agreed-upon repayment, the lessee may repay any amount at any time.

2.Refunds at any time as set forth in the preceding paragraph shall be made by the borrower applying at a bank counter, not by the automatic payment method described in Article 6.

Article 5. Interest And Liquidated Damages

1. Interest on overdrafts shall be calculated in accordance with the bank’s prescribed method, with an interest rate of 100 yen, and shall be calculated using the automatic payment method set forth in Article 6.

2. The rate of damages for failure to perform duties owed to the bank shall be 14% per year (calculated on a daily basis, 365 days a year).

Article 6. Automatic Payment

1. Scheduled repayments (including interest repayment dates during the grace period) will be made by automatic payment method.

In this case, the amount will be refunded from the borrower’s repayment account without a bankbook, invoice, or check.

However, if the balance in the repayment deposit account is less than the scheduled repayment amount, the bank will not handle a portion of the repayment and the repayment will be delayed.

2. If the deposit of the amount equivalent to each scheduled repayment amount is delayed after each return date, the bank may handle the same procedure as described in the preceding paragraph at any time.

Article 7. Exemption/Cancellation

The bank may write down the maximum amount of the transaction or stop issuing new money at any time when there is a change in the financial situation or for other reasonable reasons.

Article 8. Cancellation

1. If any of the events listed in Article 5, Paragraphs 1 and 2 of the Bank Transaction Agreement occur for the Borrower, or if inheritance has begun, the Bank may cancel this contract at any time.

2.If this contract is canceled due to the commencement of inheritance, the benefit of time will naturally be lost for the entire amount of principal and interest.

3. If the transaction is canceled due to reasons 1 and 2 above, the principal and interest will be paid immediately without any notice or demand from the bank.

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